NovaStar Closes $1.9 billion Asset Backed Securitization

KANSAS CITY, MO., February 28, 2007– NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, announced today that its subsidiary, NovaStar Mortgage, Inc., securitized $1.9 billion of non-conforming mortgage assets. The transaction will be treated as a financing for GAAP reporting purposes and as a sale for tax purposes. The assets and accompanying debt will remain on the balance sheet of NovaStar Financial’s taxable REIT subsidiary.

Lead managers Deutsche Bank Securities, RBS Greenwich Capital and Wachovia Securities underwrote NovaStar Mortgage Funding Trust, Series 2007-1, which closed February 28, 2007. The transaction was structured into 17 rated classes of certificates with a face value of $1,845,384,000.

NovaStar will initially retain the M-6 through M-11 certificates, which represent $106.7 million in principal. The M-10 and M-11 certificates were not covered by the prospectus. Ratings for the certificates retained by NovaStar are as follows:

Class	S&P / Moody’s
M-6	A- / A3
M-7	BBB+ / Baa1
M-8	BBB / Baa2
M-9	BBB- / Baa3
M-10	BB+ / Ba1
M-11	BB / Ba2

NovaStar also retained the class C certificates. Class C has a notional amount of $1,888,775,707, entitles NovaStar to excess interest and prepayment penalty fee cash flow from the underlying loan collateral and serves as overcollateralization. Other than prepayment penalty fee cash flow, Class C is subordinated to the other classes.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is a specialty finance company that originates, purchases, securitizes, sells and invests in nonconforming loans and mortgage-backed securities. The company also services a large portfolio of residential nonconforming loans. NovaStar specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to successfully integrate acquired businesses or assets with our existing business; our ability to generate sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; impairments on our mortgage assets; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; our continued status as a REIT; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residential property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; compliance with new accounting pronouncements; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005 and our quarterly report on form 10-Q for the period ending September 30, 2006. Other factors not presently identified may also cause actual results to differ. Words such as “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424